EXHIBIT 23(a)
Consent Of Independent Registered Public Accounting Firm
Board of Directors
First Franklin Corporation
Cincinnati, Ohio
     We consent to the incorporation by reference in the Registration Statement of First Franklin Corporation on Form S-8 of our Report of Independent Registered Public Accounting Firm, dated February 3, 2005, on the consolidated statements of financial condition of First Franklin Corporation as of December 31, 2004 and 2003, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for the three years in the period ended December 31, 2004.

/s/ Clark, Schaefer, Hackett & Co.
Clark, Schaefer, Hackett & Co.
March 16, 2006